FOR IMMEDIATE RELEASE

January 25, 2005

WICK MOORMAN ELECTED TO NORFOLK SOUTHERN BOARD

NORFOLK,  VA - Charles W. Moorman, president of Norfolk Southern Corporation (NYSE: NSC), today was elected to Norfolk Southern's board of directors, Chairman and Chief Executive Officer David R. Goode announced. Moorman's election by the board is effective immediately, and it is anticipated that he will be nominated for a full term at the NS annual meeting of stockholders on May 12.

         Moorman became president of  Norfolk Southern on  Oct. 1, 2004.  He previously served in senior leadership positions, including senior vice president corporate planning and services, president of Thoroughbred Technology and Telecommunications, vice president information technology, and vice president personnel and labor relations. A native of  Hattiesburg, Miss., and a graduate of Georgia Tech and  Harvard Business School, he joined Norfolk Southern in 1970.

         Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers.  NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

                     (Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)

                     (Investors) Leanne Marilley, 757-629-2861 (Leanne.Marilley@nscorp.com)